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                                                                     EXHIBIT 3.5


                        CERTIFICATE OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                           EXACTLY SPORTSWEAR, INC.

     The following certificate of amendment to the articles of incorporation of EXACTLY SPORTSWEAR, INC., is adopted pursuant to the provisions of Section
78.385 and78.390 of the Nevada Revised Statutes. We, the undersigned, as President and Secretary of said Corporation, do hereby certify:

     ARTICLE 1. That the Board of Directors of the Corporation duly adopted on March 12, 1997, in accordance with Section 78.315 of the Nevada Revised Statutes, resolutions to amend the articles of incorporation as follows:

     (i) Amend the Articles of Incorporation by striking Article One in its entirety and replacing therefor:

          ARTICLE ONE (NAME). The name of the Corporation is:
          ------------

                          Seirios International, Inc.

     (ii) Amend the Articles of Incorporation by striking Article Four in its entirety and replacing therefor:

          ARTICLE FOUR (CAPITAL STOCK).
          -------------

          1. Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of Directors or for any other purpose. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

     (a)  50,000,000 shares of common stock, $0.001 par value ("Common Stock").

     (b) 5,000,000 shares of preferred stock, $0.001 par value ("Preferred Stock").

          2. Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding)
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     from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt exchange of such conversion or exchange; whether shares of such series shall be subject for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

           2. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or ass shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Corporation.

     (iii) Amend the Articles of Incorporation by the addition of Article Twelve as follows:

           ARTICLE TWELVE. (OFFICER AND DIRECTOR LIABILITY). To the fullest
           ---------------
     extent that the Nevada Revised Statutes exist on the date hereof or as they may hereafter be amended permits the limitation or elimination of the liability of Directors and Officers, no Director or Officer of the Corporation shall be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director or Officer. No amendment to these Articles of Incorporation, directly or indirectly by merger, consolidation, or otherwise, having the effect of amending or repealing any of the provisions of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any Director or Officer of the Corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.

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     ARTICLE 2.  That the foregoing amendments to the Articles of Incorporation were duly adopted by a majority consent of the Stockholders of the Corporation dated March 25, 1997, pursuant to Section 78.320 of the Nevada Revised Statutes; as of March 25, 1997, the date of the majority consent, the number of shares of the Corporation issued and outstanding and entitled to vote on the foregoing amendments to the Articles of Incorporation was 3,930,000 shares of common stock; and, stockholders of the Corporation holding 2,162,381 shares of common stock, which is greater than a majority of the issued and outstanding shares, executed the majority consent.

     DATED THIS 10/th/ day of April, 1997.

ATTEST                                       EXACTLY SPORTSWEAR, INC.


/s/ Jimmy R. Clark                           /s/ Byron Stuckey
------------------------------               --------------------------------
Jimmy R. Clark, Secretary                    Byron Stuckey, President

STATE OF TEXAS

COUNTY OF  DALLAS

     I, /s/ Becky A. Tanner                            a notary public, hereby
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certify that on the 10/th/ day of April, 1997, appeared before me Byron Stuckey and Jimmy R. Clark, personally known to me to be the President and Secretary, respectively, of Exactly Sportswear, Inc., and, who being by me first duly sworn, severally declared and acknowledged that they are the persons who signed the foregoing document as the President and Secretary, respectively, of the afore-mentioned Corporation and that the statements therein contained are true.


                                        /s/ Becky A. Tanner
                                        -------------------------------------
                                        Becky A. Tanner, Notary Public

(SEAL)